As filed with the Securities and Exchange Commission on January 19, 2017

Registration No. 333-215241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6798	59-3191743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbara C. Johnston, Esq.

Senior Vice President, General Counsel

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq. Robin Panovka, Esq. Edward J. Lee, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	David R. Lukes Aaron M. Kitlowski, Esq. Equity One, Inc. 410 Park Avenue, Suite 1220 New York, New York 10022 (212) 796-1760	David Fox, P.C. Sarkis Jebejian, P.C. Michael P. Brueck, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely to file Exhibits 8.3 and 8.4 to this Registration Statement on Form S-4 (Registration Statement No. 333-215241), and no changes or additions are being made hereby to the joint proxy statement/prospectus constituting Part I of the registration statement. Accordingly, the joint proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The FBCA authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the FBCA require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of Regency’s directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification of Regency directors and executive officers under Florida law. The indemnification agreements also provide that Regency will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his or her official capacity. The officer or director must repay such expenses if it is subsequently found that the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of Regency assets under Florida law and willful misconduct or conscious disregard for Regency’s best interests.

The Regency bylaws provide for the indemnification of directors, former directors, executive officers and former executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of Regency, or at Regency’s request, a director, officer, employee or agent of another corporation. The Regency bylaws also provide that Regency may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Regency directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Regency has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Regency of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Regency will, unless in the opinion of Regency’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Regency is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

Under the FBCA, a director is not personally liable for monetary damages to Regency or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interests of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence, or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(f) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h) that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(j) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

(k) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on January 19, 2017.

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
	Name:	J. Christian Leavitt
	Title:	Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Martin E. Stein, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 19, 2017

* Lisa Palmer	President and Chief Financial Officer (Principal Financial Officer)	January 19, 2017

/s/ J. Christian Leavitt J. Christian Leavitt	Senior Vice President and Treasurer (Principal Accounting Officer)	January 19, 2017

* Raymond L. Bank	Director	January 19, 2017

* Bryce Blair	Director	January 19, 2017

* C. Ronald Blankenship	Director	January 19, 2017

* J. Dix Druce, Jr.	Director	January 19, 2017

* Mary Lou Fiala	Director	January 19, 2017

* David P. O’Connor	Director	January 19, 2017

* John C. Schweitzer	Director	January 19, 2017

* Thomas G. Wattles	Director	January 19, 2017

*By:	/s/ J. Christian Leavitt
Name:	J. Christian Leavitt
Title:	Attorney-in-Fact
January 19, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 14, 2016, by and between Regency Centers Corporation and Equity One, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Restated Articles of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of Regency Centers Corporation’s Current Report on Form 8-K filed June 11, 2013).

3.2	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of Regency Centers Corporation’s Current Report on Form 8-K filed April 21, 2016).

5.1	Opinion of Foley & Lardner LLP as to the validity of the shares of Regency common stock to be issued in the merger.+

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal income tax matters.+

8.2	Opinion of Kirkland & Ellis LLP regarding certain federal income tax matters.+

8.3	Opinion of Foley & Lardner LLP regarding certain federal income tax matters.

8.4	Opinion of Kirkland & Ellis LLP regarding certain federal income tax matters.

10.1	Voting Agreement, dated as of November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.2	Governance Agreement, dated as of November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

23.1	Consent of Foley & Lardner LLP for legality opinion (included in Exhibit 5.1).

23.2	Consent of Wachtell, Lipton, Rosen & Katz for tax opinion (included in Exhibit 8.1).

23.3	Consent of Kirkland & Ellis LLP for tax opinion (included in Exhibit 8.2).

23.4	Consent of Independent Registered Public Accounting Firm of Regency Centers Corporation, KPMG LLP.+

23.5	Consent of Independent Registered Public Accounting Firm of Equity One, Inc., Ernst & Young LLP.+

23.6	Consent of Foley & Lardner LLP for tax opinion (included in Exhibit 8.3).

23.7	Consent of Kirkland & Ellis LLP for tax opinion (included in Exhibit 8.4).

24.1	Power of Attorney (included in signature page).

99.1	Consent of J.P. Morgan Securities LLC.+

99.2	Consent of Barclays Capital Inc.+

99.3	Consent of Chaim Katzman to Become a Director.+

99.4	Consent of Joseph Azrack to Become a Director.+

99.5	Consent of Peter Linneman to Become a Director.+

99.6	Form of Proxy Card of Regency Centers Corporation.+

99.7	Form of Proxy Card of Equity One, Inc.+

+	Previously filed